Exhibit 99.1

Berkeley Lights to Acquire IsoPlexis, Creating a Premier Functional
Cell Biology Company

Complementary Technologies, Customer Bases, and Commercial Channels to Strengthen
Leadership in High-Growth, Single-Cell Biology

Significant Cost Synergies to Increase Profitability and Accelerate Breakeven Horizon in 2024,
Earlier Than Berkeley Lights Expected as a Standalone Entity

Companies to Host Joint Conference Call and Webcast Today at 5:00 p.m. ET

EMERYVILLE, CA and BRANFORD, Conn. – December 21, 2022 – Berkeley Lights (Nasdaq: BLI), a life sciences tools company, and IsoPlexis (Nasdaq: ISO), a company empowering labs to leverage the cells and proteome changing the course of human health, today announced a definitive agreement under which Berkeley Lights will acquire IsoPlexis in an all-stock transaction valued at $57.8 million.

The combined company, which will be named PhenomeX (Nasdaq: CELL), will be a premier functional cell biology company that provides live cell biology research tools which deliver deep insights into cellular function and new perspectives on phenomes. Under the terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, IsoPlexis shareholders will receive 0.612 shares of Berkeley Lights stock for each IsoPlexis share they hold. Following the close of the transaction, Berkeley Lights shareholders will own approximately 75.2 percent of the combined company, and IsoPlexis shareholders will own approximately 24.8 percent of the combined company.

“The combination of Berkeley Lights and IsoPlexis represents an important milestone and fuels our transformation into a growing, profitable, and sustainable life sciences company,” said Siddhartha Kadia, Ph.D., chief executive officer of Berkeley Lights. “This transaction accelerates our progress across every core pillar of our strategic plan and creates a path to achieving positive operating cash flow earlier than we expected to as a standalone company. We look forward to joining forces with the IsoPlexis team as we embark on this next chapter and create value for our shareholders, employees, and customers.”

Sean Mackay, co-founder and chief executive officer of IsoPlexis, said, “This transaction brings together two companies whose innovative solutions will help establish a technology leader in functional cell biology. The combined company will have a world-class team with complementary cultures and competencies to drive outcomes for customers and shareholders. We look forward to working together with the wonderful team at Berkeley Lights.”

Compelling Strategic and Financial Benefits

As the combination of Berkeley Lights and IsoPlexis, PhenomeX’s mission is to empower researchers to leverage the full potential of functional cell biology and shape the next wave of scientific revolution.

This transaction fully supports the five pillars of Berkeley Lights’ strategic plan by:

•
Building a world-class team with a proven track record in profitably scaling life sciences tools and services companies. The combined company will be led by Berkeley Lights’ experienced Board of Directors and a proven management team that leverages the talent within both organizations. Berkeley Lights’ management team is highly experienced in company integration and consolidating organizations.

o	Siddhartha Kadia will serve as CEO and a member of the combined company’s Board of Directors; and

o	Sean Mackay is expected to be appointed chief product officer of the combined company and will add significant expertise to an already strong leadership team at Berkeley Lights.

•
Prioritizing R&D return on investment through increased focus and rigor on development initiatives. The combined company will unite complementary portfolios that will extend its leadership through the functional cell biology continuum with highly differentiated technology. It will accelerate innovation by:

o	Focusing resources on the highest-return initiatives;

o	Using the lower-cost IsoPlexis platform to offer enhanced functionality from Berkeley Lights’ technology portfolio; and

o	Sustaining its competitive advantage through an intellectual property estate of more than 600 issued patents.

•
Delivering consistent commercial execution through a new sales structure, enhanced product portfolio and pricing strategy. The combination will strengthen commercial execution with an enhanced geographical footprint. This will be done through:

o	Diversifying the customer base, uniting Berkeley Lights’ position in the biopharma segment and IsoPlexis’ foothold in the academic segment;

o	Expanding its product portfolio offering with increased accessibility to meet customers’ workflow needs;

o	Strengthening its global reach with a 75% increase in the size of Berkeley Lights’ sales organization; and

o	Enhancing the focus on recurring revenue.

•	Creating a platform for further consolidation in high-growth functional cell biology tools by:

o	Participating in a larger cell biology market with a wide range of tools and services through cross-selling opportunities to existing and new customers;

o	Enabling significant productivity through combined R&D, G&A and supply chain / manufacturing infrastructure; and

o	Evaluating M&A opportunities that will further accelerate profitable growth and leverage a combined cost structure.

•
Generating positive operating cash flow by 2024. The combined company anticipates delivering cost synergies of approximately $70 million annualized by 2024, which will increase profitability and accelerate the timeline to breakeven. The new company is expected to generate positive operating cash flow at $150 million in revenue by 2024, which is earlier than Berkeley Lights was expected to achieve positive operating cash flow as a standalone company.

Timing and Approvals

The transaction is expected to close in the first quarter of 2023, subject to approval by shareholders of both Berkeley Lights and IsoPlexis and other customary closing conditions.

Existing shareholders of IsoPlexis representing approximately 68% of the outstanding IsoPlexis shares have agreed to vote their shares in support of the transaction. Dr. Igor Khandros, co-founder of Berkeley Lights, and entities related to him have also agreed to vote their shares representing approximately 13% of the outstanding Berkeley Lights shares in favor of the transaction.

Advisors

Cowen is acting as financial advisor to Berkeley Lights, and Freshfields Bruckhaus Deringer LLP is serving as legal counsel. For IsoPlexis, Evercore is serving as financial advisor, and Cravath, Swaine & Moore LLP is serving as legal counsel.

Conference Call and Webcast

A joint conference call and webcast will be held today at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss this announcement. The live webcast, along with the related presentation, will be available to interested parties via Berkeley Lights’ IR website at http://investors.berkeleylights.com and IsoPlexis’ IR website at https://investors.isoplexis.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About Berkeley Lights

Berkeley Lights is a life sciences tools company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect® chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

About IsoPlexis

IsoPlexis is empowering labs to leverage the cells and proteome changing the course of human health. Its platforms provide insights into how multi-functional immune cells communicate and respond, assisting researchers in understanding and predicting disease progression, treatment resistance and therapeutic efficacy.

IsoPlexis has been named Top Innovation or Design by The Scientist Magazine, Fierce, BIG Innovation, Red Dot and multiple others. The IsoPlexis platform is used globally by researchers, including those at the top 15 global pharmaceutical companies by revenue and 78% of leading U.S. comprehensive cancer centers.

Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Berkeley Lights and IsoPlexis, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Berkeley Lights’ and IsoPlexis’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “would,” “could”, “should,” “intend,” “seek,” “plan,” “will,” “expect(s),” “estimate(s),” “predict(s),” “project(s),” “target(s),” “forecast(s)”, “continue(s),” “contemplate(s),” “positioned,” “potential,” “strategy,” “outlook,” “forward,” “continuing,” “ongoing” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:  the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by both Berkeley Lights’ stockholders and IsoPlexis’ stockholders; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require Berkeley Lights or IsoPlexis to pay a termination fee; the effect of the announcement, pendency or completion of the proposed transaction on each of Berkeley Lights’ and IsoPlexis’ ability to attract, motivate or retain key employees, its ability to maintain relationships with its customers, suppliers, distributors and others with whom it does business, or its operating results and business generally; risks related to the proposed transaction diverting management’s attention from each of Berkeley Lights’ and IsoPlexis’ ongoing business operations; the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the proposed transaction within the expected timeframes or at all and to successfully integrate IsoPlexis’ operations into those of Berkeley Lights; the integration of IsoPlexis’ operations into those of Berkeley Lights being more difficult, time-consuming or costly than expected; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the proposed transaction on the market price of the common stock of each of Berkeley Lights and IsoPlexis; the possibility that each of Berkeley Lights’ and IsoPlexis’ expectations as to expenses, cash usage and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; the impacts of changes in general economic and business conditions, including changes in the financial markets; the implementation of each of Berkeley Lights’ and IsoPlexis’ business model and strategic plans for its products and technologies, and challenges inherent in developing, manufacturing, launching, marketing and selling existing and new products; uncertainties in contractual relationships, including interruptions or delays in the supply of components or materials for, or manufacturing of, products for each of Berkeley Lights and IsoPlexis; the ability of each of Berkeley Lights and IsoPlexis to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; risks relating to competition within the industry in which each of Berkeley Lights and IsoPlexis operate; the impacts of potential product performance and quality issues; changes to and the impact of the laws, rules and regulations that regulate each of Berkeley Lights’ and IsoPlexis’ operations; and any other risks discussed in each of Berkeley Lights’ and IsoPlexis’ filings with the SEC, including Berkeley Lights’ and IsoPlexis’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K.  Berkeley Lights and IsoPlexis assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Participants in the Solicitation

Berkeley Lights, IsoPlexis and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction between Berkeley Lights and IsoPlexis under the rules of the SEC. Information regarding Berkeley Lights’ directors and executive officers is set forth in Berkeley Lights’ Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2022, and in certain of Berkeley Lights’ Current Reports on Form 8-K. To the extent holdings of Berkeley Lights’ securities by Berkeley Lights’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. Information regarding IsoPlexis’ directors and executive officers is set forth in IsoPlexis’ revised Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2022, and in certain of IsoPlexis’ Current Reports on Form 8-K. To the extent holdings of IsoPlexis’ securities by IsoPlexis’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated below. Additional information regarding the interests of these participants will be set forth in the joint proxy statement/prospectus relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

In connection with the proposed transaction between Berkeley Lights and IsoPlexis, Berkeley Lights and IsoPlexis intend to file relevant materials with the SEC, including a Berkeley Lights registration statement on Form S‑4 that will include a joint proxy statement of Berkeley Lights and IsoPlexis that also constitutes a prospectus of Berkeley Lights.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BERKELEY LIGHTS, ISOPLEXIS AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Berkeley Lights’ investor relations website at www.investors.berkeleylights.com or from IsoPlexis’ investor relations website at www.investors.isoplexis.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation, or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Berkeley Lights Investor Contact
IR@berkeleylights.com

Berkeley Lights Media Contact
media@berkeleylights.com

IsoPlexis Media Contact
press@isoplexis.com

IsoPlexis Investor Contact
investors@isoplexis.com